EXHIBIT 10.17.5

Real Estate Maximum Mortgage Agreement

Contract Number: 207601200728033801

Mortgagor: Henan Gerui Composite Material Stock Co., Ltd.

Legal Address: NO.1 Xinzheng Shuanghu Economic Development Zone

Mailing Address: Same as Above

Mortgagee: Zhengzhou Branch of Shanghai Pudong Development Bank

Address: NO. 299 Jinshui Road, Zhengzhou

In consideration that Henan Gerui Composite Material Stock Co., Ltd. (“Borrower” of the main contract) and the Mortgagee (“Lender” of the main contract) have signed or will sign a loan contract (hereinafter known as the “Loan Contract”) in accordance with the time limit and the amount of creditor’s right stipulated under Article 2.1 of this Contract and the Bank’s Payable Bills Payable Agreement (hereinafter known as the “Bills Payable Agreement”) and to guarantee the realization of creditor’s right of the Mortgagee, the Mortgagor is willing to use the undermentioned mortgage properties as collateral and grant the first priority of mortgage right over all other mortgages. Both parties hereby entered this Contract after consideration of the foregoing and the mutual covenants and conditions contained herein:

Article I                      Mortgage Properties

1.1 The mortgage properties under this Contract are the rights to use land legally obtained by the Mortgagor, which haven’t yet contained any building or structure on the land, or the legally obtained building and the right to use the land for the land occupied by the building, or other properties that can be legally mortgaged.

1.2 The mortgage properties under this Contract are:

Name: Right to Use Land

Purpose: Land for Industrial Use

Structure:

Area: 1. 139569.79 m2; 254685.96 m2;

Location: 1. North of Shuangmei Road of Longhu Town and West of Houhu Reservoir; 2. South of Meishan Huanxiang Highway of Longhu Town and East of Houhu Reservoir.

Four-Corner Boundary of Land: East to: Houhu Reservoir; Henan Traffic School

West to: Shuangmei Road; Henan Rongli Frozen and Dry Food Products Co., Ltd.

South to: Houhu Reservoir of Gucheng Village of Longhu Town; Houhu Reservoir

North to: Houhu Reservoir; Houhu Reservoir and Huanxiang Highway

Condition: Excellent geographic location

Type of Ownership: State-Owned Transfer

Ownership of Right to Use: Henan Gerui Composite Material Stock Co., Ltd.

Title Deed Certificate Number: 1. No. 212 (2004) of New State-Owned Land; 2. No. 213 (2004) of New State-Owned Land

Value of Mortgage Properties: Renminbi (Currency) 53.4203 million Yuan

Valuation Method: Land Appraisal Report

Method of Obtaining Right to Use Land: Transfer

Time Limit of Use of Land: From June, 9, 2004 to June of 2054

1.2 The effectiveness of collateral includes the aforementioned mortgage properties as well as the accessory objects, accessory right, physical subrogation, attached objects, adhered objects, and yield of mortgage properties

1.3 In case the Mortgagor undergoes bankruptcy procedure, the mortgage properties listed under this Contract shall not be included in the bankruptcy scope of assets of enterprise.

Article II Guaranteed Creditor’s Right

2.1 Principal Creditor’s Right

The principal creditor’s right guaranteed under this Contract shall be the maximum total balance (refers to the maximum point of the sum of the loan value and the Payable Bills, determined by the data of the end of business day of the Lender/Acceptance Bank of Payable Bills) continuously provided to the Borrower by the Lender/Acceptance Bank of Payable Bills in accordance with the terms stipulated under a series of loan contract and Payable Bills agreements signed between the Lender/Acceptance Bank of Payable Bills and the Borrower from March 26, 2007 to March 31, 2010, and the amount shall not exceed Renminbi (currency) Twenty Three Million Yuan of sum of the loan value and the Payable Bills.  In case that the drawer has already paid security deposit, then that part of the principal creditor’s right shall be correspondingly reduced to the balance of sum of the face values of Payable Bills deducting the paid security deposit. In case that the Acceptance bank of Payable Bills has to make advanced payment for the due payable bills, the corresponding part of the principal creditor’s right shall be transferred to the sum of forced advanced payments of the Acceptance bank of Payable Bills becoming overdue loan.

The Mortgagor hereby accepts that the effective proof for the principle and interests of the principal creditor’s right owed by the Borrower/Drawer shall be determined by the accounting vouchers issued by the Lender/Acceptance Bank of Payable Bills in accordance with the business operation guidelines.

Single principal creditor’s right involved in this Contract having contract date within the time limit of the aforementioned principal creditor’s right shall be included in the scope of this maximum mortgage.

The terms “expiration” and “maturity” referred in this Contract shall include the situation of early maturity declared by the Lender/Acceptance Bank of Payable Bills. This act of declaration of early maturity shall be made in writing and shall be deemed entry into force on the day of fax transmission or on the day of delivery of registered mail.

After expiration of the principal creditor’s right stipulated under this Contract has occurred, the Mortgagor and the Mortgagee shall undergo determination registration of mortgage rights at maximum amount at the original registration authority.

2.2 Scope of Mortgage

In addition to the aforementioned principal creditor’s rights, the scope of pledge for the mortgage listed under this Contract shall include all the incurring interests, penalty, compensatory payment for damages, attorney fee for actualizing mortgage rights, litigation fee, and other related expenses.

2.3 Nature of Mortgage

(1) The Mortgagee shall have the first priority of right of compensation, and that it does not have to press for payment from the Borrower/Drawer or other guarantor first or concurrently when exercising its rights stipulated under the contract. It can receive first compensation from the earning of the disposition of the mortgage properties in accordance with the laws. The Mortgagor hereby forfeits the right to defense.

(2) The mortgage under this Contract is independent, irrevocable, and unconditional. This mortgage contract is not impacted by the effectiveness of the main contract and shall not become invalid or revocable resulting from ineffectiveness or revocability of the main contract. The mortgage liability of the Mortgagor shall not be changed by the change of loan contract/Payable Bills Agreement between the Lender/Acceptance Bank of Payable Bills and the Borrower/Drawer or the Lender agreeing extension of loans.  Furthermore, any change of operation or management system by the Borrower/Drawer or the Mortgagor shall not lead to any change.

Article III Notarization and Registration of Mortgage

3.1 The signing of this Contract is generally notarized by a notarization authority. Should the Mortgagee demand, notarization of effective compulsory execution shall be carried out.

3.2 Within thirty days of notarization (in case that the Mortgagee clearly indicates that notarization is unnecessary, then it shall commence from the day of signing of this Contract), the concerning parties of the mortgage shall apply for mortgage registration to the jurisdictional real estate registration department in accordance with the administrative authority of real estate registration. The original copy of the certificate of mortgage right shall be kept by the Mortgagee.  The Mortgagee is willing to give the title deed to the Mortgagee for safekeeping unless the Mortgagee refuses to accept the responsibility.

3.3 In case that this mortgage contract is terminated in accordance with the provisions stipulated under Article 8.1 of this Contract, the Mortgagor and the Mortgagee shall jointly apply for cancellation of mortgage registration to the original mortgage registration authority.  Where the original mortgage registration authority approves the cancellation of registration, the certificate of mortgage right shall be taken back by the registration authority. The Mortgagee shall return the title deed to the Mortgagor concurrently.

Article IV Insurance

4.1 Where the mortgage properties are already insured by the Mortgagor, the procedure of transferring the insurance rights and benefits to the Mortgagee as the first beneficiary shall be carried out.  Where the mortgage properties are not yet insured or the original insurance policies fail to meet the requirements of the Mortgagee, the Mortgagor shall purchase the insurance with the specified type, duration, and amount appointed by the Mortgagee with the Mortgagee as the first beneficiary within 5 days of signing of this Contract. The expiration date of the aforementioned insurance shall be: (1) three months after the due date of the final loan stipulated under this series of loan agreement. If the loans under the loan agreement are extended, the duration of insurance is correspondingly extended; and (2) …

4.2 The Mortgagor shall timely pay all the insurance premiums and shall timely submit original copies of all the insurance documents and vouchers to the Mortgagee for safekeeping.

4.3 Without the written approval from the Mortgagee, the Mortgagor shall not amend or modify any terms of the insurance policy or undergo any change to the insurance policy. The insurance policy shall not be terminated or cancelled. Moreover, the insurance policy shall not be permitted being cancelled, terminated, expired, or revoked.

4.4 Should the Mortgagor fail to timely purchase insurance or to actively maintain the insurance policy, the Mortgagee shall have the right to purchase an insurance policy and/or maintain the insurance policy. The incurred expenses shall be borne by the Mortgagor.  However, the Mortgagee shall not be obligated to purchase insurance policy or maintain insurance for the Mortgagor.

4.5 Where accident has occurred on insured mortgage properties, the Mortgagee shall have the right to have first priority receiving repayment from the insurance compensatory payment and recovering the principle and interests of the principal creditors right and the related costs and/or transferring the insurance compensatory payment to the special security deposit account to be used for providing mortgage and/or for external expenses.

Article V Declaration and Guarantee

The Mortgagor shall make the following declarations and guarantees to the Mortgagee, which shall remain valid within the effective period of this Contract:

5.1 The Mortgagor is a legal person or other type of economic organization registered and established in accordance with Chinese laws, which has sufficient power over all of its assets, possesses full civil action capacity, and is able to bear civil liabilities independently.

5.2 The Mortgagor has authorized representative to sign this Contract. All provisions of this Contract are reflection of true intention of the Mortgagor, which has legal binding force on the Mortgagor.

5.3 The signing and execution of this Contract by the Mortgagor will not violate the laws, regulations, rules, rulings, judgments, or directives that should be abided by the Mortgagor and will not come in conflict with the articles of association or any other signed contracts, agreements, or any other borne obligations.

5.4 All documents and materials associated with this Contract and the mortgage properties are all truthful, valid, accurate, and complete without any concealment.

5.5 The Mortgagor guarantees that it has full legal ownership or legal disposition right regarding to the mortgage properties upon the signing of this Contract and that the mortgage properties have no existence of any form of mortgage (excluding this Contract), lease (unless written declaration has been made to the Mortgagee with approval from the Mortgagee), trust, or other co-owner. Moreover, No existence or possible existence of any form of ownership dispute, legal restriction or other flaw of right is present.

5.6 The Mortgagor guarantees that no construction debt is present before the signing of this Contract, or the Mortgagee has been fully notified, and the relevant materials are provided to the Mortgagee with approval from the Mortgagee. After the signing of this Contract, no new construction debts shall occur.

Article VI Agreed Matters

The Mortgagor and the Mortgagee further agree to the conditions as follows:

6.1 The mortgage properties shall be kept and utilized by the Mortgagor during the mortgage period. Moreover, the Mortgagor shall be responsible for the safety and good condition of the mortgage properties, shall fully fulfill all obligations, including maintenance and preservation of the mortgage properties, and shall timely pay all the taxations and fees related to the mortgage.

6.2 The Mortgagee shall have the right to undergo supervision and inspection of the operation of the Mortgagor and the utilization and maintenance of the mortgage properties at any time. The Mortgagor shall actively cooperate.

6.3 Without the written approval from the Mortgagee, the Mortgagor shall not undergo exchange, donation, pricing for shares, lease, sale, turnover housing or relocation housing, re-mortgage, or other types of disposition of the mortgage properties. Moreover, the mortgage properties shall not be reconstructed, removed, or undergo any other types of changes in the utilization nature of the mortgage properties.

6.4 In case that finished commercial residential buildings (referring to completion of initial registration of real estate) of real estate development enterprises are used for mortgage, the Mortgagor shall not sell the mortgage properties during the effective period of mortgage.

In addition to the aforementioned terms, should the Mortgagor wish to transfer (exclusively refers to sale, similarly undermentioned) the mortgage properties during mortgage period, the transferee shall be informed about the fact of mortgage and that the act of transfer must receive approval from the Mortgagee. Within 3 days of reaching the preliminary transfer intent, the Mortgagor shall deliver a written report to the Mortgagee, stating the price of the mortgage properties and the method of disposition. The Mortgagor can only sign the transfer agreement with the transferee after the Mortgagee has agreed to the disposition of the mortgage properties with a written reply. The Mortgagor shall deliver one original copy of the agreement to the Mortgagee within three days of signing of the transfer agreement.  Should the Mortgagee deem that the transfer price of the mortgage properties is clearly lower than its value, the Mortgagee may request the Mortgagor to provide a new pledge. Where the Mortgagor disagrees to provide new pledge or the provided pledge cannot be accepted by the Mortgagee, the Mortgagee may prohibit the transfer of the mortgage properties. In case that the Mortgagor fails to notify the Mortgagee, the transfer shall be deemed invalid.

The transfer money shall be directly transferred to the special account appointed by the Mortgagee, which shall be used to repay the pledged creditor’s right. If the Mortgagee agrees, the transfer money can also be drawn by a third party approved by both parties and treated as disposition of mortgage properties or use other methods approved by both parties.

6.5 In case that the loss, damage or devaluation of the mortgage properties which is not the fault of the Mortgagor, the Mortgagor shall immediately notify the Mortgagee, and a written notification shall be delivered to the Mortgagee within 3 days of occurrence of the incidence. The Mortgagor shall take effective measures to prevent worsening of the damage. The compensation, compensatory payment, and other earnings shall be used to repay the pledged creditor’s rights within 7 days. If the Mortgagee agrees, drawing from a third party approved by both parties may be carried out as disposition of mortgage properties.

In case that the Mortgagor doesn’t require compensation of the responsible party for the mortgage loss or damage, the Mortgagee retains the right of subrogation.

6.6 Where the act of the Mortgagor leads to devaluation of the mortgage properties, the Mortgagor shall have the right requesting the Mortgagor to stop its action. …  In case that the Mortgagee deems that the mortgage properties cannot fulfill the pledge of the principal debts, the Mortgagor shall re-provide or increase additional mortgage properties approved by the Mortgagee to remedy the value loss of the original mortgage properties. Should the Mortgagee agree, both parties may undergo consultation and reach agreement with other type of handling method.

6.7 Where the building is included in the scope of removal during the mortgage period, the Mortgagor shall notify the Mortgagee in writing within 3 days of learning the situation. In case that the removal of the building is compensated by exchange of property right, mortgage right shall be reset on the exchanged building. In case that the removal is compensated by cash, the compensated money and other earning received by the Mortgagor shall be used to repay the pledged creditor’s rights first. If the Mortgagee agrees, drawing from a third party may be carried out to be treated as disposition of mortgage properties.  In case that a method with combining exchange of property right with cash compensation is used, the cash compensation part is used to repay the pledged creditor’s rights first, or, with the approval from the Mortgagee, withdrawal from a third party may be carried out.  Mortgage is reset for the exchanged properties to compensate any insufficient repayment of the creditor’s rights.

Under the aforementioned three different types of compensation methods, should the value of the exchange properties be lower than the value of the original mortgage properties stated in Article 1.2 after appraisal or the compensatory payment from cash compensation be lower than the pledged debts, or the ratio of the balance after subtracting the compensatory payment from the pledged debts and the appraisal value of the exchanged properties be greater than the ratio of the pledged debts and the value of the original mortgage properties, the Mortgagee shall increase mortgage properties or take other measures to add mortgage for the insufficient part. The Mortgagor may also prematurely repay the corresponding pledged debts occupied by the insufficient part.

In case that the right to use land has been included in the scope of expropriation by the State, the aforementioned terms shall be used.

6.8 Where the Mortgagee deems necessary, a legally established appraisal institution may be authorized to undergo appraisal of the mortgage properties.

6.9 In case that any other situations that may impact the pledge ability of the mortgage properties have occurred, the Mortgagor shall guarantee to notify the Mortgagee in writing within three days of learning the situation

6.10 The costs of insurance, appraisal, registration, drawing, notarization, notification, auction, subrogation recourse resulting from execution of this Contract and related fees of the preservation of value of the mortgage properties or actualization of the mortgage rights (including attorney fee, litigation fee, and enforcement fee) shall be borne by the Mortgagor. In case that the Mortgagee has made advanced payment for the aforementioned fees, the Mortgagor hereby authorizes the Mortgagee to voluntarily deduct the fees after costs have occurred from the accounts opened at the place of the Mortgagee or within the other branch institutions of the head office system of the Mortgagee.

Article VII Actualization of Mortgage Right

7.1 Where any of the debts under the Loan Contract/Payable Bills Agreement is due (including the early maturity of the debts declared by the Mortgagee as result of breach of contract by the Borrower/Drawer and/or violation of declaration or guarantee or agreed terms by the Mortgagor), and that the Mortgagee has not been fully paid or the Drawer fails to provide sufficient amount of security deposit leading to occurrence or possible occurrence of advanced payment by the Acceptance Bank of Payable Bills or occurrence of situation that the Mortgagee has the right to dispose the mortgage properties in accordance with the relevant laws, regulations, and rules, the Mortgagee and the Mortgagor may undergo consultation regarding the discount of the mortgage properties or the money received from auction or sale of the mortgage properties to repay the debt. If no settlement can be reached, the Mortgagee shall have the right to lodge a legal proceeding in the People’s Court. In case that this Contract has notarization of effective compulsory execution, the matter shall be handled in accordance with the provisions stipulated under Article 10.2 of this Contract.

7.2 During the disposition process, the Mortgagee shall have the right to appoint an auction house, appraiser, attorney, or other agents to exercise all or part of its rights. The Mortgagor shall not have any objection regarding the matter.

7.3 After the Mortgagee exercises mortgage rights in accordance with the provisions of this Contract, should the mortgage properties fail to repay all the pledged debts and the Mortgagor …

Article VIII

…

Article IX Breach of Contract

9.1 After entry into force of this Contract, the Mortgagor and the Mortgagee shall execute this Contract. Should any party fails to execute or incompletely execute this Contract, the party in breach shall bear the corresponding liability for breach of contract and shall compensate the resulting economic loss incurred on the other party.

9.2 Where the mortgagor violates the terms stipulated under Article V of this Contract regarding the items of declaration and guarantee leading to loss of the Mortgagee, the Mortgagor shall compensate all the resulting losses incurred on the Mortgagee. Where loss of a third party, such as the tenant, has occurred, the Mortgagor shall bear the corresponding compensation liability of the third party.

9.3 Where the Mortgagor violates the terms stipulated under Article VI of this Contract regarding the obligation of notification/delivery with failure of notification/delivery to the Mortgagee within the time limit, a penalty equivalent to the interest rate for overdue loan shall be paid to the Mortgagee for every occurrence, i.e. penalty = balance of principal creditor’s right × overdue interest rate × number of days of delayed notification. Should the delayed notification/delivery leads to loss of the Mortgagee, the Mortgagor shall compensate all the resulting losses incurred on the Mortgagee.

9.4 Where the Mortgagor violates the terms of this Contract with regard to the compensation, compensatory payment, exchange of property right, and other earning received from disposition of the mortgage properties in accordance with the provisions of this Contract, the Mortgagor shall undergo correction within the time limit required by the Mortgagee and shall continue execution in accordance with the provisions of this Contract. Moreover, the Mortgagor shall bear a penalty of 0.1% of the pledged debt. Should the Mortgagor fail to execute the aforementioned terms within the time limit, additional penalty for exceeding the time limit shall be added in accordance with the terms stipulated under Article 9.3. In case that the Mortgage no longer can continue execution, the Mortgagor shall bear a penalty of 1% of the pledged debt, and all the resulting losses incurred on the Mortgagee shall be compensated by the Mortgagor as well.

9.5 Where loss, damage, or devaluation of mortgage properties has occurred as result of action or fault of the Mortgagor and that the Mortgagee believes that the mortgage properties cannot fulfill its pledge on the debt with the Mortgagor failing to provide or increase additional mortgage properties approved by the Mortgagee within the time limit or failing to execute the terms agreed by both parties, the Mortgagor shall bear a penalty of 1% of the value of loss, damage, or devaluation of mortgage properties, and all the resulting losses incurred on the Mortgagee shall be compensated by the Mortgagor.

9.6 Where the Mortgagor violates the provisions stipulated under Article 6.3 and 6.4 of this Contract and arbitrarily disposes the mortgage properties, the Mortgagor shall bear a penalty of 1% of the pledged creditor’s right, and all the resulting losses incurred on the Mortgagee shall be compensated by the Mortgagor.

9.7 Where the Mortgagor fails to truthfully and fully inform and provide the debt information of the construction project influencing the judgment of the Mortgagee regarding the mortgage ability of the mortgage properties and leading to loss of the Mortgagee, the Mortgagor shall bear the corresponding liability of compensation and shall bear a penalty of 1% of the pledged creditor’s right.

9.8 Where the mortgage contract is invalid, the party at fault shall compensate all the resulting losses suffered by the other party. In case that both parties are at fault, each party shall bear the corresponding responsibility.

9.9 With written approval from the Mortgagee, the liabilities for breach of contract by the Mortgagor may be partially reduced or exempted.

Article X Other Provisions

10.1 This Contract is an effective integral part of the loan contract and Payable Bills Agreement and shall have the same legal force.  The full effective execution of this Contract is one of the pre-conditions for the Borrower undergoing withdraw as stipulated in the Loan Contract and for the Acceptance Bank of Payable Bills providing Payable Bills for the Drawer as stipulated in the Payable Bills Agreement.

10.2 This Contract shall not be modified without consultations and approval from both parties. Where modification is agreed by both parties after consultation, the Mortgagor shall make the corresponding change to the registered content. This Contract shall remain valid before change of registration is made.

10.3 The laws of the People’s Republic of China are applicable to this Contract. All disputes of the Mortgagor and the Mortgagee in connection with this Contract of the execution thereof shall be settled through friendly negotiations. In case that no settlement can be reached through negotiations, either party may submit the case for prosecution at a People’s Court. All disputes in connections with this Contract shall be governed by the court of the main contract, which shall be the local people’s court of the principal business location of the Mortgagee. In case that this Contract has notarization of effective compulsory execution, the Mortgagee may directly take apply to the jurisdictional People’s Court for compulsory execution in accordance with the related laws and regulations of the People’s Republic of China.

10.4 This Contract is made out in four original copies with concerning parties, the notarization department, and the relevant registration department holding one copy each. Several copies of duplicate are present for future reference.

Attachments:

☐Title Deed

☐Property Ownership Plan

☐The Contract on the Transfer of the Right to Use the Land

☐Appraisal Report

☐Insurance Voucher

☐Notarization

☐Certificate issued by the Relevant Authorities Approving the Mortgage

☐Other Attachments

The aforementioned attachments shall be the integral parts of this Contract. The attached attachments are all duplicate copies, and the original copies are kept separately.

Signing:

When signing this Contract, both parties have no objection regarding all the terms stipulated under this Contract and that the legal meaning of the provisions related to the rights and obligations of all parties are accurately and fully understood.

Mortgagor (Official Seal)	Mortgagee (Official Seal)

Legal Representative (Signature or Seal)	Legal Representative (Signature or Seal)

or Authorized Representative	or Authorized Representative

Bank and Account Number:

Contract Date: March 26, 2007